SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2008

FOCUS ENHANCEMENTS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-11860	04-3144936
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1370 Dell Ave., Campbell, CA		95008
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 866-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 11, 2008, Focus Enhancements, Inc., a Delaware corporation, (the “Company”) obtained new investment in the amount of approximately $9.3 million through the sale of additional indebtedness under revised terms of its existing January 24, 2006 Senior Secured Convertible Note Purchase Agreement (the “Original Agreement”). Prior Investors under the Original Agreement and new investors amended the Original Agreement through an “Amended and Restated Senior Secured Note Purchase Agreement” (the “Amended Agreement”). The Amended Agreement increases the amounts outstanding under the Original Agreement from $11.5 million (after amendments to date) to $20.8 million in new senior secured notes (“Notes”), amends the terms of the Notes so they are no longer convertible into Company common stock, and issues to the holders of the Notes a total of 26 million warrants under which the holders have the right to purchase one share of the Company’s common stock for $0.80 per warrant share (“Warrant”). The Notes mature on January 1, 2011 and initially bear interest at a 12% annual rate, increasing to 15% on October 1, 2008, with payment dates on June 30 and December 30 of each year the Notes remain outstanding. The Notes are secured by all of the assets of the Company. The transaction closed on February 11, 2008. No placement agent fee or commissions are payable in connection with the Amended Agreement.

Under the Amended Agreement, the Company may, in its discretion, elect to pay interest due on June 30, 2008 and December 30, 2008 in cash or by issuing additional Notes in the full amount of such interest payment, if there has been no event of default. If the Company elects to make the interest payments by issuance of additional Notes, this would result is the additional issuance of up to approximately $2,600,000 of Note principal and approximately 3.3 million Warrants (at the same exercise price of $0.80 per share).

Under the Amended Agreement, an event of default includes, but is not limited to, (i) default in payment of interest or principal on the Notes; (ii) default in the payment of other Company indebtedness in excess of $1,000,000, (iii) commencement of any proceeding under federal bankruptcy law or any similar federal or state proceeding or an assignment for the benefit of creditors, (iv) breach by the Company of any obligation under the Amended Agreement or other agreements entered into between the Company and the Note purchasers pursuant to the Amended Agreement which breach is not cured within 30 days after receipt of a notice of default, and (v) termination of the Company’s business or the liquidation or dissolution of the Company. Generally, upon the occurrence of an event of default, the Notes will become immediately due and payable in full, and the holders of the Notes will be entitled to enforce their security interest in all of the assets of the Company.

The Amended Agreement includes various negative covenants including the following. The Company has agreed that it will not (i) transfer a substantial amount of its properties or assets outside the ordinary course of business, (ii) agree to be acquired in a merger or other acquisition transaction involving the transfer of a substantial amount of properties or assets of the Company or (iii) incur additional debt for borrowed money, in each case without the consent of Purchase Agent (Ingalls & Snyder LLC) or the holders of a majority of the outstanding Note principal.

The Warrants are exercisable at the option of the holder at any time at the initial exercise price of $0.80 per Warrant share for one share of Company’s Common Stock subject to standard adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions. Additionally, with some exceptions, if the Company subsequently issues equity in a transaction, the primary purpose of which is raising capital, and the equity is issued on a common stock equivalent per share basis at less than $0.80/share, then the Warrant exercise price shall be adjusted to the greater of (i) the same price at which such equity was issued or (ii) $0.35 per share.

The Warrants are redeemable as follows. Beginning January 1, 2009, if the average closing price of the Company’s common stock is above $1.30 for 30 calendar days, the Company may repurchase the

Warrants for one cent ($0.01) in tranches of 2.6 million Warrants every 30 days, subject to certain other conditions, including the exercise of such Warrants by the holders thereof prior to the repurchase date.

The Notes are redeemable, in whole or in part, at any time at the Company’s option upon 30 days’ prior written notice to the Note holders, at a redemption price equal to 100% of the principal amount of the Notes then outstanding plus accrued and unpaid interest.

In connection with the transactions contemplated by the Amended Agreement, the Company entered into, among others, the following series of agreements: (i) an Amended and Restated Security Agreement for the benefit of the holders of the Notes pursuant to which the Company has granted the holders of Notes a security interest in all of the Company’s assets (the “Security Agreement”); (ii) an Amendment No. 2 to the Intercreditor Agreement by and among Greater Bay Venture Banking, a division of Greater Bay Bank, N.A. (the “Bank”), Carl Berg and the Company, dated as of November 15, 2004, pursuant to which the Bank, Berg and the purchasers of the Notes have defined their relative rights and priorities with respect to the shared collateral, with the Bank having a first priority security interest in certain specified collateral of the Company (the “Amendment”) and (iii) and an Amended and Restated Intercreditor Agreement setting forth the shared interests of the Purchasers and Mr. Berg in the collateral securing both the Notes and his guaranty of the Company’s obligations to the Bank, subject to the priority security interest of the Bank (the “Intercreditor Agreement”).

In connection with the issuance of the Notes, the Company has entered into a registration rights agreement with the purchasers of the Notes (the “Registration Rights Agreement”) pursuant to which the Company is required to file a registration statement under the Securities Act of 1933, as amended, covering the resale of the Common Stock issuable on the exercise of the Warrants within 90 days after January 11, 2008. The Company will pay all expenses incurred in connection with the registration of the Warrants and the shares of Common Stock issuable upon the exercise thereof.

The foregoing summary of the material terms of the Amended Agreement, Notes, Intercreditor Agreement, Amendment, Security Agreement and Registration Rights Agreement does not describe all the terms of such documents and is qualified in its entirety by the complete terms of such documents, as amended subsequently from time to time. Each of the agreements is included as an exhibit to this report and is incorporated by reference in response to this item. Each agreement should be read in its entirety for a complete understanding of the terms and conditions of the sale and issuance of the Notes and the related transactions described above.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of Registrant

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference with respect to the terms and sale of, and the financial obligations created by, the Notes.

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 12, 2008, the Company received a letter from The Nasdaq Stock Market notifying Focus that the Company will be provided with an additional 180 calendar days to regain compliance with Nasdaq Capital Market’s $1.00 per share minimum bid price requirement. To do so, the bid price of the Company’s common stock must close at $1.00 or more per share, for a minimum of 10 consecutive business days, before August 11, 2008.

If the Company does not regain compliance by August 11, 2008, Nasdaq Staff will provide written notification that the Company’s common stock will be delisted. The Company may appeal the Nasdaq Staff’s determination at that time.

Item 3.02  Unregistered Sale of Equity Securities

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference with respect to the terms and sale of the Notes.  The sale of the Notes and Warrants was made pursuant to Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder, based in part on the representations made by the Purchasers therein.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 4, 2008, the Board of Directors of the Company approved a salary stock swap program (the “Program”) to which each of the Company’s executive officers (including the Company’s principal executive officer and principal financial officer) are participants.  Effective March 21, 2008, each executive officer will be granted fully vested stock under the Company’s 2004 Stock Incentive Plan in exchange for a fifteen percent (15%) reduction in their gross pay for twenty (20) consecutive pay periods, concluding on December 12, 2008.

Each dollar of gross pay that an executive officer foregoes pursuant to the Program will be converted into Company common stock at a predefined exchange rate on a predefined date.  For the first five exchange dates, the exchange rates are $0.40, $0.45, $0.50, $0.55 and $0.60, respectively.  For the remaining exchange dates, the exchange rate will be the greater of $0.60 or 80% of the trailing 15 day average price immediately preceding the exchange date.

Item 9.01  Financial Statements and Exhibits

(d)                                 Exhibits

4.1	Form of Senior Secured Note due February 11, 2011
4.2	Form of Warrant
10.1	Amended and Restated Senior Secured Note Agreement by and among Focus Enhancements, Inc., and the purchasers thereto (the “Purchasers”), dated as of February 7, 2008.
10.2	Amended and Restated Security Agreement by and among Focus Enhancements, the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008.
10.3

Amendment No. 2 to Intercreditor Agreement by and among Carl Berg, Greater Bay Venture Banking, a division of Greater Bay Bank, N.A., the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008.

10.4	Amended and Restated Intercreditor Agreement by and among Carl Berg, the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008.
10.5	Amended and Restated Registration Rights Agreement and among Focus Enhancements, the Purchasers and Ingalls & Snyder LLC, dated as of February 7, 2008.
99.1	Press release dated February 14, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOCUS ENHANCEMENTS, INC.

Date: February 14, 2008	By:	/s/ Gary Williams
	Name:	Gary Williams
	Title:	EVP of Finance and CFO